EXHIBIT 11.1


                               RIMAGE CORPORATION
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK



Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the weighted average number of shares of common stock and common share equivalents outstanding, unless the result is anti-dilutive. The following is a summary of the weighted average common shares outstanding and assumed conversion shares:

                                                     Three months ended               Nine months ended
                                                        September 30,                   September 30,

                                                    2002            2001            2002            2001
                                                 ----------      ----------      ----------      ----------
Shares outstanding at end of period               8,713,111       8,665,881       8,713,111       8,665,881
                                                 ==========      ==========      ==========      ==========

Weighted average shares of common stock
outstanding                                       8,712,285       8,734,692       8,698,020       8,720,018

Weighted average shares of assumed
conversion shares                                   809,004         743,871         797,170         815,073
                                                 ----------      ----------      ----------      ----------

Weighted average shares of common stock and
assumed conversion shares                         9,521,289       9,478,563       9,495,190       9,535,091
                                                 ==========      ==========      ==========      ==========

Net income                                       $1,879,106      $1,395,107      $4,814,134      $3,376,953
                                                 ==========      ==========      ==========      ==========

Basic net income per common share                $     0.22      $     0.16      $     0.55      $     0.39
                                                 ==========      ==========      ==========      ==========

Diluted net income per common share              $     0.20      $     0.15      $     0.51      $     0.35
                                                 ==========      ==========      ==========      ==========




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